Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the reference to our name and description of our role in the valuation process of any properties owned by Jones Lang LaSalle Income Property Trust, Inc. (the “Company”) in the Company’s Registration Statement on Form S-11 (including any amendments thereto), and the prospectus included therein.

/s/ REAL ESTATE RESEARCH CORPORATION
Real Estate Research Corporation
Chicago, Illinois
November 14, 2011